Exhibit 99.1

American Safety Insurance Holdings, Ltd. (NYSE:ASI)

Completes the Acquisition of Bluestone Agency, Inc.

Hamilton, BERMUDA (July 2, 2012)—American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that it has completed the acquisition, for cash, of Bluestone Agency, Inc., a privately held agency that focuses primarily on transactional commercial surety, and its Cayman insurance subsidiary, Bluestone Surety, Ltd. Headquartered in Charleston, South Carolina, Bluestone offers a common sense underwriting philosophy and best-in-class technologies for the underwriting, management and distribution of contract and commercial risks. In 2011, Bluestone wrote approximately $16,000,000 in premium, primarily composed of low limit transactional commercial surety premium.

“We are excited to have David Pearlstein and the rest of the Bluestone team join the ASI family. We have added a talented team of professionals with significant experience in the surety market furthering our strategic objective of growing our surety product offerings,” said Joseph D. Scollo, Jr., ASI’s President and Chief Operating Officer. “The acquisition significantly expands our footprint in the commercial surety space providing a good balance to our existing contract surety business.”

David Pearlstein added, “We are excited to join the ASI team. The combination of Bluestone with ASI’s existing surety capabilities will provide for a powerful product offering in the market. We believe the acquisition will open up additional distribution channels for us in the surety space allowing us to execute on growth opportunities we currently see in the marketplace.”

FBR Capital Markets & Co. and Locke Lord LLP served as financial advisor and outside legal counsel, respectively, to Bluestone in connection with the transaction.

This press release contains forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, and are subject to change based on various factors. For additional factors, which could influence the results of the Company’s operating and financial performance, see the Company’s filings with the Securities and Exchange Commission.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc., and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll, CPA, CPCU
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908